Exhibit 99.1

GUESS?, INC. ANNOUNCES APPOINTMENT OF CARLOS ALBERINI AS CEO

LOS ANGELES, January 28, 2019 - Today, Guess?, Inc. (NYSE: GES) announced that Victor Herrero, Chief Executive Officer and a Director, is leaving the company effective February 2, 2019.

Maurice Marciano, Chairman of the Board, commented, “On behalf of the Board of Directors, I want to thank Victor for his contributions during his tenure and wish him well in his endeavors.”

Carlos Alberini, formerly the President and Chief Operating Officer of the company from 2000 to 2010 has been appointed as the new CEO and a Director of the company, effective upon his separation from his current employer.

Mr. Alberini, after leaving the company, was Co-CEO of Restoration Hardware until 2014, and a Director on the Board of Restoration Hardware from 2010 until the present. From 2014 until the present, Mr. Alberini has been the Chairman and CEO of Lucky Brand.

Maurice Marciano said, “I am very excited to have Carlos coming back as CEO at GUESS?, Inc. He was instrumental in building the international business in Europe and Asia during his 10 year tenure with the company.”

The company also announced that, at the request of the Board of Directors, Paul Marciano has agreed to remain as Chief Creative Officer. His employment will be “at will”.

During the transition, Maurice Marciano will be acting as interim Chief Executive Officer.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of November 3, 2018, the Company directly operated 1,108 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 584 additional retail stores worldwide. As of November 3, 2018, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Contact: Guess?, Inc.
Investor Relations
Fabrice Benarouche
(213) 765-5578